Exhibit 99.1
                   Nutrition 21 Reports Fiscal Fourth-Quarter
                           And Full-Year 2004 Results

         Company Expects Continued NASDAQ SmallCap Listing Through 2005

      PURCHASE, N.Y., September 21, 2004 - Nutrition 21, Inc. (NASDAQ: NXXI), the leading developer and marketer of chromium-based nutritional supplements, today announced financial results for the fourth quarter and fiscal year ended June 30, 2004.

      Revenues for the fourth quarter were $2.8 million, compared to $1.8 million for the comparable period a year ago. Net loss for the fourth quarter was $2.6 million or $(0.07) loss per diluted share, compared to a net loss for the fourth quarter of last fiscal year of $7.0 million or ($0.22) loss per diluted share. The fourth quarter of fiscal year 2003 included an impairment charge of $4.4 million. For the fiscal year ended June 30, 2004, Nutrition 21 reported total revenues of $10.2 million, compared to $10.6 million for the same period a year ago. Net loss for fiscal year 2004 was $5.9 million or $(0.16) loss per diluted share, compared to a net loss of $10.5 million or ($0.32) loss per diluted share for the prior year. The Company closed the year with over $4 million in cash.

      Gail Montgomery, President and CEO of the Company commented, "While total revenues were slightly less than the prior year, we are pleased to report a $1.6 million increase in gross profit in fiscal year 2004 with gross margins approaching 80%. This improvement is directly related to our fiscal year 2003 decision to discontinue our investment in the Lite Bites(R) product line and focus our sales and business development efforts on our chromium technologies. Chromax(R) chromium picolinate, our flagship ingredient, which is licensed for use in nearly 85% of all US chromium mineral supplement products, accounted for more than 85% of our product sales in fiscal year 2004.

      "We intend to continue strengthening our ingredients business, which remains a strong contributor to cash flow. According to the Nutrition Business Journal, chromium enjoyed 26% growth in calendar year 2003, an annual growth rate that exceeds all other minerals in the vitamin and supplement category. As our clinical research and communications programs unfold to emphasize the essential role of chromium in maintaining healthy insulin function in people with or at risk for diabetes and heart disease, we expect to further stimulate that growth.

      "Establishing the therapeutic role of our chromium-based products in reducing the risk and symptoms associated with diabetes is a key element of our strategy. Researchers at Harvard University and Johns Hopkins University have recently shown correlations between low chromium status and the signs and symptoms of type 2 diabetes. The National Institutes of Health is now funding an independent research program to determine the public health implications associated with chromium nutrition. If government research validates chromium's pivotal role in human metabolism, the chromium market may one day rival that of calcium, which is estimated at more than $1 billion in retail supplement sales.

      "The filing of our FDA health claim petition to obtain diabetes and insulin resistance prevention claims for chromium picolinate was a key fiscal 2004 milestone. We anticipate that we will receive guidance from the FDA on the petition before the end of this calendar year. In the months ahead we will also be reporting on the exciting results of our ongoing chromium research program. We expect that data generated by studies completed in fiscal year 2004 will 1) further confirm the safety of chromium picolinate; 2) present a new method of measuring chromium status in humans; 3) provide new insights into chromium picolinate's mechanism of action that further confirms its role as an insulin sensitizer; and 4) provide clinical evidence of chromium's ability to be to an effective treatment of type 2 diabetes. As the peer-reviewed study results are published, we plan to aggressively publicize these findings to increase the demand for chromium picolinate use in vitamin and supplement formulas. Additionally, once the safety and efficacy of Chromax chromium picolinate are well established, we will actively market to functional food and beverage manufacturers. This will be a new market for the Company's ingredient products.

      "We are also pleased to report that our Diachrome(R) research program is on track for completion in November. In August 2004, the final patient was enrolled in a definitive study being conducted by XLHealth, a disease management company. In fiscal year 2005, we look forward with confidence to reporting on this large-scale study designed to pharmaceutical standards. We were pleased to report on the results of two clinical trials in fiscal year 2004. Data obtained in these trials showed that Diachrome, when used as an adjunct to traditional oral anti-diabetic agents in people with type 2 diabetes, can significantly improve blood sugar and lipid control. The study outcomes compared favorably to those seen with prescription medications. Assuming positive Diachrome study outcomes in the large-scale trial, the Company hopes to have XLHealth incorporate Diachrome into its treatment protocol. This will be a key step in the Company's longer term program to secure government and health care approval of Diachrome as a reimbursed first line medical nutrition therapy for all US patients diagnosed with type 2 diabetes."

      Montgomery closed, "We are proud of our fiscal year 2004 accomplishments and believe the Company is on track to deliver on its promise of investing in gold standard clinical research to reposition Chromax chromium picolinate as the premium chromium ingredient in the newly reinvigorated chromium market. We have built strong alliances with key researchers at leading academic diabetes and obesity centers, including, Harvard, Yale, University of Pennsylvania, Pennington Biomedical Research Center and Duke University. Importantly, this investment in research has also created a scientific foundation that is paving the way for the launch of Diachrome as a finished consumer product that will initially be marketed through healthcare professionals.

      "The most significant research spending is now behind us. Our proprietary chromium technology platform is well positioned to capitalize on the burgeoning diabetes and pre-diabetes markets, and the Company is poised to fully commercialize its potential. Our organization has been strengthened by several key hires and a more streamlined focus. We are in a good cash position and will maintain our NASDAQ listing at least through 2005 if we either satisfy the minimum $1 bid price and other initial listing criteria, or continue to meet non-stock price initial listing criteria and commit that we will reverse split our stock by early January 2006. In summary, fiscal year 2005 promises to be a real turning point for the Company."

      About Nutrition 21
Nutrition 21 is a biosciences company dedicated to the research, development and commercialization of innovative chromium-based nutrition products for improved health maintenance, and for the prevention and treatment of metabolic diseases such as diabetes, insulin resistance, obesity, depression and cardiovascular disease. Nutrition 21 holds 36 patents for nutrition products, 22 of which are for chromium compounds and their uses. Nutrition 21's Chromax(R) chromium picolinate is a form of the essential mineral chromium developed by the USDA and licensed to the Company. It is used as an ingredient in many nutritional supplements. More information is available at www.nutrition21.com.

      Safe Harbor Provision
This press release may contain certain forward-looking statements. The words "believe," "expect," "anticipate" and other similar expressions generally identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based largely on the Company's current expectations and are subject to a number of risks and uncertainties, including without limitation: the effect of the expiration of patents; regulatory issues; uncertainty in the outcomes of clinical trials; changes in external market factors; changes in the Company's business or growth strategy or an inability to execute its strategy due to changes in its industry or the economy generally; the emergence of new or growing competitors; various other competitive factors; and other risks and uncertainties indicated from time to time in the Company's filings with the Securities and Exchange Commission, including its Form 10-K/A for the year ended June 30, 2003 and subsequent reports on From 10-Q. Actual results could differ materially from the results referred to in the forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results referred to in the forward-looking statements contained in this press release will in fact occur. Additionally, the Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements

                             (See attached tables.)
Contact:
Investor Relations: 914-701-4545

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                               NUTRITION 21, INC.
                           Consolidated Balance Sheets
                                 (in thousands)
                                   (unaudited)

                                                                      June 30,
ASSETS                                                            2004      2003
                                                               -------   -------

Current assets:
  Cash, cash equivalents and short term investments            $ 4,164   $ 4,059
  Accounts receivable, net                                       1,342     1,140
  Other receivables, net                                           257     1,100
  Inventories, net                                               1,163     1,135
  Other current assets                                             221       196
                                                               -------   -------
Total current assets                                             7,147     7,630

Property and equipment, net                                        314       479
Patents, trademarks, and other intangibles, net                  8,719    10,612
Other assets                                                       187       199
                                                               -------   -------

Total Assets                                                   $16,367   $18,920
                                                               =======   =======

LIABILITIES, AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued expenses                          3,687     3,456
  Contingent payments payable                                       47        26
  Preferred dividends payable                                       --         2
                                                               -------   -------

Total Liabilities                                                3,734     3,484
                                                               -------   -------

Stockholders' Equity                                            12,633    15,436
                                                               -------   -------

Total Liabilities, and Stockholders' Equity                    $16,367   $18,920
                                                               =======   =======


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                               NUTRITION 21, INC.
                      Consolidated Statements of Operations
                      (In thousands, except per share data)
                                   (unaudited)

                                                                           Year ended
                                                                             June 30,
                                                                         2004        2003
                                                                     --------    --------
Net sales                                                            $  9,990    $ 10,265
Other revenues                                                            242         350
                                                                     --------    --------

Revenues                                                               10,232      10,615

Cost of goods sold                                                      2,119       4,129
                                                                     --------    --------

Gross profit                                                            8,113       6,486

Expenses:

   Selling, General and Administrative                                  9,088       8,201

   Research and Development                                             2,382       2,232

Depreciation and Amortization                                           2,497       2,691
Impairment of Intangibles                                                  --       4,443
                                                                     --------    --------
Operating (loss)                                                       (5,854)    (11,081)

Interest income (expense), net                                             11          31

(Loss) before income taxes                                             (5,833)    (11,050)

Income taxes (benefit)                                                     68        (544)
                                                                     --------    --------

Net (loss)                                                           $ (5,901)   $(10,506)
                                                                     ========    ========

Basic (loss) per share                                               $  (0.16)   $  (0.32)
                                                                     ========    ========

Diluted (loss) per share                                             $  (0.16)   $  (0.32)
                                                                     ========    ========
Weighted average number of common shares outstanding - basic           36,768      33,309
                                                                     ========    ========
Weighted average number of common shares and equivalents - diluted
                                                                       36,768      33,309
                                                                     ========    ========